FIRST AMENDMENT
                                       TO
                           STOCK ACQUISITION AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION


            WHEREAS, VAALCO Energy, Inc. ("Vaalco"), The 1818 Fund II, L.P. (the "Fund") and 1818 Oil Corp. (the "Company") have entered into a Stock Acquisition Agreement and Plan of Reorganization dated as of February 17, 1998 (the "Agreement"); and

            WHEREAS, the parties to the Agreement desire to amend the Agreement in certain respects as further set forth below;

            NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. The first sentence of Section 2.1 of the Agreement shall be revised to read:

            "Subject to the terms and conditions herein set forth, (i) Vaalco agrees that it will acquire, and the Fund agrees to transfer to Vaalco, 229 shares of the common stock, $.01 par value (the "Company Shares"), of the Company, and (ii) the Fund agrees to acquire shares (the "Vaalco Common Shares") of common stock of Vaalco, $0.10 par value ("Vaalco Common Stock") in an aggregate amount of $7,000,000."

         2. The first sentence of Section 8.3(1) of the Agreement shall be revised to read:

            "Vaalco shall have arranged for the sale of Vaalco Common Stock simultaneously with (or prior to) the Closing for an aggregate consideration in an amount not less than $2,200,000, with the closing of such sale to occur on the same date as (or prior to) the Closing and the proceeds of such sale to be transferred to Vaalco simultaneously with the closing at such sale; provided, that the sum of (x) the placement agent fees incurred in connection with such sale and (y) the amounts payable to Vaalco in respect of any and all related costs and expenses with respect to such sale (including without limitation, the disbursements of the placement agent and all legal, accounting and printing expenses required to be paid by Vaalco) shall in no event be in excess of $1.1 million."

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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first written above.


                                     VAALCO ENERGY, INC.


                                     By:/s/ Robert L. Gerry III
                                        -----------------------
                                        Robert L. Gerry III
                                        Chief Executive Officer


                                     THE 1818 FUND II, L.P.
                                     By:      Brown Brothers Harriman & Co.
                                              general partner


                                     By:/s/ T. Michael Long
                                        -------------------

                                     1818 OIL CORP.


                                     By:/s/ T. Michael Long
                                        -------------------